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                                                                    Exhibit 4(i)

                               GUARANTEE AGREEMENT

          GUARANTEE AGREEMENT, dated as of December 30, 2002, between JOHN HANCOCK FINANCIAL SERVICES, INC., a Delaware corporation (the "Company") and JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY, a Massachusetts corporation ("JHVLICO").

                              W I T N E S S E T H:

     WHEREAS, JHVLICO is or will be the issuer of guarantee period interests, the offer and sale of which has been or will be registered by JHVLICO on Form S-1 or (together with the Company as co-registrant) on Form S-3 under the Securities Act of 1933 (all such registered interests as are currently outstanding or issued in the future being referred to herein as "Guarantee Period Interests"); and

     WHEREAS, the guarantee made by the Company in this Agreement (the "Guarantee") will benefit purchasers of Guarantee Period Interests and, thereby, indirectly benefit JHVLICO's business; and

     WHEREAS, the Guarantee is also intended to enable JHVLICO to cease filing certain periodic reports under the Securities Exchange Act of 1934 ("1934 Act"), which will relieve JHVLICO of costs and inconvenience; and

     WHEREAS, as the indirect sole owner of all of JHVLICO's outstanding stock, the Company also will indirectly benefit from the benefits to JHVLICO referred to above; and

     WHEREAS, the Guarantee is necessary to induce JHVLICO to take such steps as may be necessary or appropriate to enable JHVLICO to cease filing the above-mentioned reports under the 1934 Act;

     NOW, THEREFORE, in consideration of the premises, the parties hereby agree as follows:

          SECTION 1. Guarantee. The Company hereby unconditionally and irrevocably guarantees, as principal and not merely as surety, the full and punctual payment when due of all amounts payable by JHVLICO from a Guarantee Period to any holder, owner, annuitant, or beneficiary under the annuity contract ("Contract") creating such interest, to any successor, legatee, heir, or assignee or any such person, to any other account or option under the Contract, or to any other account of any such person (all of the foregoing persons, accounts and options being referred to herein as "Payees"). For this purpose, the amount payable by JHVLICO to a

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Payee from a Guarantee Period (a) upon a full or partial transfer, withdrawal, surrender, maturity, annuitization, loan or other similar removal of assets will be the net amount of assets so removed, after (i) increase for any interest or positive market value adjustment that would be credited to a Payee under the terms of the Contract for the transaction in question and (ii) reduction for any interest, fees, charges, outstanding loans, and negative market value adjustments that would be charged against a Payee under the terms of the Contract for the transaction in question; or (b) upon payment of any other amount as a consequence of the death of any owner, holder, or annuitant under a Contract, an amount equal to the Contract's account value then allocated to one or more Guarantee Periods, increased by any accrued but uncredited interest attributable thereto and any positive market value adjustment that would have been payable upon any surrender of the Contract at that time.

          SECTION 2. Guarantee Absolute. The Company agrees that the Guarantee contained in this Guarantee Agreement is a guarantee of payment and not of collection or collectibility, and that the obligations of the Company hereunder shall be primary, absolute and unconditional and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

          (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of JHVLICO under the Contracts, or by operation of law or otherwise;

          (ii) any modification, amendment, supplement, endorsement or rider to the Contracts;

          (iii) any change in the corporate existence, structure or ownership of JHVLICO, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting JHVLICO or its assets or any resulting release or discharge of any obligation of JHVLICO contained in the Contracts;

          (iv) the existence of any defense, claim, set-off or other rights which the Company may have at any time against JHVLICO, or any other person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim or with respect to obligations of the Company other than obligations hereunder;

          (v) any invalidity or unenforceability relating to or against JHVLICO for any reason of the Contracts, or any provision of applicable law or regulation purporting to prohibit the payment by JHVLICO of any amount payable by JHVLICO under the Contracts; or

          (vi) any other act or omission to act or delay of any kind by JHVLICO or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Company's obligations hereunder.

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          SECTION 3. Representations and Warranties. Each party to this
Guarantee Agreement hereby represents and warrants that:

                (a) Authorization; No Contravention. The execution, delivery and performance by that party of this Guarantee Agreement is within that party's powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation, as amended from time to time, or the charter or by-laws of that party or of any agreement, judgment, injunction, order, decree or other instrument binding upon that party or result in or require the creation or imposition of any lien on any asset of that party.

                (b) Binding Effect. This Guarantee Agreement constitutes a valid and binding agreement of that party.

          SECTION 4: Acceptance by JHVLICO. JHVLICO hereby accepts this Guarantee Agreement on its own behalf, and the parties also agree and acknowledge that the Payees are third party beneficiaries hereof and that any Payee may enforce the Guarantee directly against the Company, subject to no preconditions other than failure by JHVLICO to pay when due any guaranteed amount.

          SECTION 5. Enforcement of Guarantee. Without limiting any other provision of this Guarantee Agreement, in no event shall any Payee have any obligation to proceed against JHVLICO or any other person or property before seeking satisfaction from the Company.

          SECTION 6. Waiver. Without limiting any other provision of this Guarantee Agreement, the Company hereby irrevocably waives promptness, diligence, or notice of acceptance hereof, presentment, demand, protest and any and all other notice not provided for herein and any requirement that at any time a Payee or any other person exhaust any right or take any action against JHVLICO and any other circumstances whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of the Company or that might otherwise limit recourse against the Company.

          SECTION 7. Waiver of Subrogation. The Company irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder to be subrogated to the rights of the Payee against JHVLICO with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by JHVLICO in respect thereof.

          SECTION 8. Compliance with Regulation S-X. This Guarantee Agreement shall be interpreted in such a manner that the Guarantee will be "full and unconditional" as

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those words are used in Rule 3-10 of Regulation S-X of the Securities and
Exchange Commission, as currently in effect, and Payees shall automatically have any additional rights and remedies against the Company that may be necessary to yield that result.

          SECTION 9. No Waiver; Remedies. No failure on the part of a Payee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 10. Continuing Guarantee; Reinstatement in Certain Circumstances. The Guarantee contained in this Guarantee Agreement is a continuing guarantee and the Company's obligations hereunder shall (i) remain in full force and effect until the indefeasible payment in full of all amounts payable by JHVLICO that are guaranteed hereby, and (ii) be binding upon the Company and its successors and assigns. If at any time any payment of any amount paid by JHVLICO from the Guarantee Periods is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of JHVLICO or otherwise, the Company's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

          SECTION 11. Stay of Time Of Payment. Without limiting any other provision of this Guarantee Agreement, if the time for payment of any amount payable by JHVLICO under a Contract is stayed upon the insolvency, bankruptcy or reorganization of JHVLICO, all such amounts otherwise subject to payment under the terms of this Guarantee Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Payee.

          SECTION 12. Governing Law. This Guarantee Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

          SECTION 13. Severability. Any provision of this Guarantee Agreement which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating the remaining provisions hereof and any such illegality, invalidity, prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          SECTION 14. Entire Agreement. This Guarantee Agreement embodies the entire agreement of the Parties with respect to the subject matter hereof and supersedes any prior written or oral agreements and understandings relating to the subject matter hereof.

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          IN WITNESS WHEREOF, each party has caused this Guarantee Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

 JOHN HANCOCK FINANCIAL SERVICES, INC.

 By: ___________________________
    Name:
    Title:                                  Commonwealth of Massachusetts
                                            Suffolk, ss.        December__, 2002

                                            As subscribed and affirmed to
                                            before me on this date.

                                            ------------------
                                            Notary Public

                                            My commission expires:

 JOHN HANCOCK VARIABLE LIFE
 INSURANCE COMPANY

 By: ___________________________
    Name:
    Title:
                                           Commonwealth of Massachusetts
                                           Suffolk, ss.         December__, 2002

                                           As subscribed and affirmed to
                                           before me on this date.

                                           ------------------
                                           Notary Public

                                           My commission expires: